Exhibit 99.1

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that this Amendment No. 4 to Schedule 13D is being filed with the U.S. Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) under the U.S. Securities Exchange Act of 1934, as amended.

Date: November 15, 2016

Mayne Pharma Ventures Pty Ltd

/s/ Mark Cansdale Mark Cansdale, Company Secretary Mayne Pharma International Pty Ltd

/s/ Mark Cansdale Mark Cansdale, Company Secretary Mayne Pharma Group Limited

/s/ Mark Cansdale Mark Cansdale, Company Secretary